                                                                     Exhibit 2.2

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                             ZAI*NET SOFTWARE, INC.,
                             A DELAWARE CORPORATION,

                             ZAI*NET SOFTWARE, L.P.,

                         A DELAWARE LIMITED PARTNERSHIP,

                                 GFI CAMINUS LLC
                      A DELAWARE LIMITED LIABILITY COMPANY,

                                       AND

                                BRIAN J. SCANLAN,
                                  AN INDIVIDUAL

                                  MAY 12, 1998

                                TABLE OF CONTENTS

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                                                                                                                       Page

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ARTICLE 1 DEFINITIONS.....................................................................................................2

ARTICLE 2 PURCHASE AND SALE OF PARTNERSHIP INTEREST.......................................................................4

         2.1      THE CLOSING; CLOSING DATE...............................................................................4
                  -------------------------

         2.2      SALE OF PARTNERSHIP INTEREST............................................................................4
                  ----------------------------

                  2.2.1    ZAI*NET........................................................................................4
                           -------

                  2.2.2    SCANLAN........................................................................................4
                           -------

         2.3      PAYMENT OF CASH AMOUNT..................................................................................4
                  ----------------------

         2.4      WORKING CAPITAL ADJUSTMENT..............................................................................4
                  --------------------------

                  2.4.1    CLOSING ADJUSTMENT.............................................................................4
                           ------------------

                           2.4.1.1    LOAN FOR DISTRIBUTION...............................................................4

                           2.4.1.2    DECREASE IN PURCHASE PRICE..........................................................5

                  2.4.2    POST-CLOSING ADJUSTMENT........................................................................5
                           -----------------------

         2.5      ADDITIONAL PURCHASE PRICE...............................................................................5
                  -------------------------

                  2.5.1    FIRST ADDITIONAL PAYMENT.......................................................................5
                           ------------------------

                  2.5.2    SECOND ADDITIONAL PAYMENT......................................................................6
                           -------------------------

                  2.5.3    CUMULATIVE REVENUES............................................................................6
                           -------------------

                  2.5.4    ACQUISITIONS...................................................................................6
                           ------------

                  2.5.5    QUALIFIED PUBLIC OFFERING AND CHANGE IN CONTROL................................................7
                           -----------------------------------------------

                  2.5.6    DISPUTE RESOLUTION.............................................................................7
                           ------------------

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, ZAI*NET AND SCANLAN..........................................7

         3.1      EXISTENCE AND GOOD STANDING.............................................................................8
                  ---------------------------

                  3.1.1    ZAI*NET........................................................................................8
                           -------

                  3.1.2    ORGANIZATIONAL DOCUMENTS.......................................................................8
                           ------------------------
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                                       i
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                  3.1.3    SUBSIDIARIES...................................................................................8
                           ------------

         3.2      AUTHORITY...............................................................................................8
                  ---------

         3.3      STOCKHOLDERS' MEETING...................................................................................9
                  ---------------------

         3.4      NO CONFLICTS............................................................................................9
                  ------------

         3.5      FINANCIAL STATEMENTS....................................................................................9
                  --------------------

         3.6      TRANSACTION EXPENSES...................................................................................10
                  --------------------

         3.7      MATERIAL CONTRACTS.....................................................................................10
                  ------------------

         3.8      INTELLECTUAL PROPERTY..................................................................................10
                  ---------------------

         3.9      INSURANCE..............................................................................................10
                  ---------

         3.10     LABOR RELATIONS AND EMPLOYEE AGREEMENTS; ERISA MATTERS.................................................11
                  ------------------------------------------------------

                  3.10.1   COMPLIANCE....................................................................................11
                           ----------

                  3.10.2   EMPLOYMENT AGREEMENTS.........................................................................11
                           ---------------------

                  3.10.3   ERISA.........................................................................................11
                           -----

                  3.10.4   INCLUSION OF ZAI*NET..........................................................................11
                           --------------------

         3.11     PAYMENT OF TAXES.......................................................................................11
                  ----------------

         3.12     BOOKS OF ACCOUNT; BANK ACCOUNTS........................................................................12
                  -------------------------------

         3.13     CONDITION OF TANGIBLE ASSETS...........................................................................12
                  ---------------------------

         3.14     OWNERSHIP OF ASSETS....................................................................................12
                  -------------------

         3.15     BROKERS................................................................................................13
                  -------

         3.16     LITIGATION.............................................................................................13
                  ----------

         3.17     PERSONAL PROPERTY LEASES...............................................................................13
                  ------------------------

         3.18     REAL PROPERTY LEASES...................................................................................13
                  --------------------

         3.19     COMPLIANCE WITH LAWS; PERMITS..........................................................................13
                  -----------------------------

         3.20     CAPITALIZATION AND TITLE TO PARTNERSHIP INTERESTS......................................................14
                  -------------------------------------------------

         3.21     UNDISCLOSED LIABILITIES................................................................................14
                  -----------------------


                                       ii
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         3.22     SCOPE OF REPRESENTATIONS AND WARRANTIES................................................................14
                  ---------------------------------------

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GFI CAMINUS..................................................................14

         4.1      EXISTENCE AND GOOD STANDING............................................................................14
                  ---------------------------

         4.2      AGREEMENT..............................................................................................15
                  ---------

                  4.2.1    AGREEMENT AUTHORIZED..........................................................................15
                           --------------------

                  4.2.2    NO CONFLICT...................................................................................15
                           -----------

         4.3      BROKERS................................................................................................15
                  -------

         4.4      LITIGATION.............................................................................................15
                  ----------

ARTICLE 5 RELATED AGREEMENTS; ACKNOWLEDGEMENTS...........................................................................16

         5.1      RELIANCE...............................................................................................16
                  --------

         5.2      ACKNOWLEDGMENTS........................................................................................16
                  ---------------

         5.3      DOCUMENT DELIVERY......................................................................................16
                  -----------------

         5.4      NAME CHANGE............................................................................................17
                  -----------

         5.5      JOINDER TO PARTNERSHIP AGREEMENT.......................................................................17
                  --------------------------------

         5.6      NEWCO LLC..............................................................................................17
                  ---------

         5.7      EMPLOYMENT POLICIES....................................................................................17
                  -------------------

ARTICLE 6 INDEMNITY......................................................................................................17

         6.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..................................................17
                  -----------------------------------------------------

                  6.1.1    SELLERS.......................................................................................17
                           -------

                  6.1.2    GFI CAMINUS...................................................................................18
                           -----------

         6.2      THE INDEMNITY OBLIGATION...............................................................................18
                  ------------------------

         6.3      CLAIMS.................................................................................................19
                  ------

                  6.3.1    NOTICE........................................................................................19
                           ------

                  6.3.2    THIRD PARTY CLAIM PROCEDURES..................................................................19
                           ----------------------------

         6.4      LIMITATION ON THE INDEMNIFYING PARTIES' INDEMNIFICATION OBLIGATIONS....................................20
                  -------------------------------------------------------------------
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                                      iii
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         6.5      OPTION TO REDUCE ADDITIONAL PAYMENTS...................................................................20
                  ------------------------------------

         6.6      SOLE AND EXCLUSIVE REMEDY..............................................................................20
                  -------------------------

         6.7      INDEMNITY LIMITATIONS..................................................................................20
                  ---------------------

         6.8      INSURANCE RECOVERIES...................................................................................21
                  --------------------

ARTICLE 7 MISCELLANEOUS..................................................................................................21

         7.1      ENTIRE AGREEMENT.......................................................................................21
                  ----------------

         7.2      FURTHER ASSURANCES.....................................................................................21
                  ------------------

         7.3      NOTICES................................................................................................21
                  -------

         7.4      EXPENSES...............................................................................................23
                  --------

         7.5      GOVERNING LAW AND SUBMISSION TO JURISDICTION...........................................................23
                  --------------------------------------------

         7.6      EXHIBITS AND SCHEDULES.................................................................................23
                  ----------------------

         7.7      CAPTIONS...............................................................................................23
                  --------

         7.8      SEVERABILITY...........................................................................................23
                  ------------

         7.9      COUNTERPARTS...........................................................................................23
                  ------------

         7.10     SUCCESSORS AND ASSIGNS.................................................................................24
                  ----------------------

         7.11     WAIVERS STRICTLY CONSTRUED.............................................................................24
                  --------------------------

         7.12     NUMBER AND GENDER......................................................................................24
                  -----------------

         7.13     SCHEDULE OMISSIONS.....................................................................................24
                  ------------------

                               PURCHASE AGREEMENT

       This PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of this 12th day of May, 1998, by and among ZAI*NET SOFTWARE, INC., a Delaware corporation ("ZAI*NET"), ZAI*NET SOFTWARE, L.P., a Delaware limited partnership (the "PARTNERSHIP"), GFI CAMINUS LLC, a Delaware limited liability company ("GFI CAMINUS"), and BRIAN J. SCANLAN, an individual ("SCANLAN"), with reference to the following facts and circumstances.

                                    RECITALS

       WHEREAS, ZAI*NET has transferred substantially all of its assets, properties, claims, contracts, operations and businesses (including goodwill but excluding cash) existing as of the Closing to the Partnership, and the Partnership has assumed liabilities and obligations of ZAI*NET pursuant to an Assignment and Assumption Agreement dated as of the date hereof (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

       WHEREAS, ZAI*NET is the owner of a ninety-nine percent (99%) limited Partnership Interest and Scanlan is the owner of the one percent (1%) general Partnership Interest in the Partnership;

       WHEREAS, ZAI*NET desires to sell, assign and transfer to GFI Caminus and GFI Caminus desires to purchase and accept from ZAI*NET a limited Partnership Interest constituting seventy percent (70%) of the aggregate Partnership Interests in the Partnership;

       WHEREAS, Scanlan desires to sell, assign and transfer to GFI Caminus and GFI Caminus desires to purchase and accept from Scanlan a one percent (1%) general Partnership Interest in the Partnership (the purchases of partnership interests described above are collectively referred to herein as the "PURCHASE");

       WHEREAS, immediately after the closing of the Purchase, ZAI*NET intends to assign and transfer its remaining twenty-nine percent (29%) limited partnership interest in the Partnership to Rooney Software, L.L.C. ("NEWCO LLC"), pursuant to an Assignment and Assumption of LP Agreement, dated the date hereof (the "LP ASSIGNMENT") in exchange for a controlling membership interest in Newco LLC;

       NOW THEREFORE, in consideration of the premises and the respective representations, warranties and agreements contained herein and in the Related Agreements (as hereinafter defined), the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

"Assignment and Assumption Agreement" shall have the meaning as set forth in the Recitals hereto.

"Basket" shall have the meaning as set forth in Section 6.4 hereof.

"Closing" shall have the meaning as set forth in Section 2.1 hereof.

"Closing Audit" shall mean an audit of ZAI*NET as of the close of business on April 30, 1998 to be performed by ZAI*NET's independent public accountants (as specified by GFI Caminus) not later than sixty (60) days following the Closing.

"Closing Date" shall have the meaning as set forth in Section 2.1 hereof.

"GAAP" shall mean generally accepted accounting principles applied on a consistent basis (for purposes of determining consistency, in the case of the Partnership, reference shall be made to the accounting principles of ZAI*NET, its predecessor).

"Indemnifying Parties" shall have the meaning as set forth in Section 6.2.1 hereof.

"Indemnifying Party" shall have the meaning as set forth in Section 6.2.1 hereof.

"Knowledge" or "knowledge" shall mean, with respect to the Partnership, ZAI*NET or GFI Caminus, actual knowledge or such knowledge as would have been acquired, after due inquiry, of the officers and key employees of the Partnership, ZAI*NET or GFI Caminus, as the case may be; provided, however, that only the following individuals shall be deemed officers and key employees of ZAI*NET and the Partnership for purposes of this definition: Brian Scanlan, Simon Young, David Markowitz and Cynthia Chang.

"Lien" shall mean any claim, security interest, charge, restriction, equity or encumbrance of any kind of any party and of any nature whatsoever.

"LP Assignment" shall have the meaning in the fifth Whereas clause hereof.

"Material Adverse Effect" means for all purposes of this Agreement any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operation or prospects of such person or entity, or does or is reasonably likely to materially adversely affect the ability of such person or entity to perform its obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby, or materially adversely affects the ability of such person or entity to conduct its business after the Closing Date substantially as such business is being conducted as of the date hereof.

"Newco LLC" shall have the meaning set forth in the fifth Whereas clause hereof.

"Newco LLC Agreement" shall mean that certain Limited Liability Company Agreement of Newco LLC, dated the date hereof.

"Partnership" shall have the meaning as set forth in the introductory paragraph of this Agreement.

"Partnership Agreement" shall mean that certain Amended and Restated Limited Partnership Agreement of the Partnership, dated the date hereof, by and between ZAI*NET and GFI Caminus.

"Partnership Interests" shall mean the undivided partnership interests of the Partnership.

"Permits" shall have the meaning as set forth in Section 3.19 hereof.

"Permitted Lien" shall have the meaning as set forth in Section 3.14 hereof.

"Person" shall have the meaning as set forth in Section 7.5 hereof.

"Personal Property Leases" shall have the meaning as set forth in Section 3.17 hereof.

"Purchase" shall have the meaning as set forth in the fourth Whereas clause hereto.

"Purchase Price" means the aggregate payments by GFI Caminus to ZAI*NET pursuant to Sections 2.3, 2.4 and 2.5 hereof (as adjusted as provided therein).

"Real Property Leases" shall have the meaning as set forth in Section 3.18 hereof.

"Related Agreements" shall mean (i) the employment agreement and associated covenant not to compete entered into between the Partnership and Brian J. Scanlan dated as of the date hereof, (ii) the employment agreement and associated covenant not to compete entered into between the Partnership and Simon Young dated as of the date hereof (a form of said employment agreements and associated covenants not to compete is set forth at EXHIBIT A hereto), (iii) the Assignment and Assumption Agreement, (iv) the LP Assignment, (v) the Newco LLC Agreement and (vi) the Partnership Agreement.

"Sellers" shall mean, with respect to this Agreement and the transactions contemplated hereby, the Partnership, ZAI*NET and Scanlan, and with respect to the remaining Related Agreements and the transactions contemplated thereby, the Partnership, ZAI*NET and Scanlan (to the extent each of which is a party thereto).

"Stub Period" shall mean that period of calendar year 1998 commencing as of May 1, 1998 and continuing through December 31, 1998.

"Target Working Capital" shall mean One Million Dollars ($1,000,000).

"Tax" and "Taxes" shall have the meanings as set forth in Section 3.11 hereof.

"Tax Return" shall have the meaning as set forth in Section 3.11 hereof.

"Third Party Claims" shall have the meaning as set forth in Section 6.3.2 hereof.

"Working Capital" shall mean ZAI*NET's current assets (excluding cash in an amount equal to Six Hundred Thousand Dollars ($600,000)) less its current liabilities, determined in accordance with GAAP as of the close of business on April 30, 1998 and as determined pursuant to the Closing Audit.

"ZAI*NET Cash Amount" shall mean Seven Million Three Hundred Thirty-Nine Thousand Nine Hundred Ninety Dollars ($7,339,990.00) subject to the provisions of Section 2.4.1.2.

"ZAI*NET Financial Statements" shall have the meaning as set forth in Section
3.5 hereof.

                                   ARTICLE 2
                    PURCHASE AND SALE OF PARTNERSHIP INTEREST

       2.1 THE CLOSING; CLOSING DATE. The signing of this Agreement, the Related Agreements, and the closing of the transactions contemplated hereby and thereby (the "Closing") shall take place (i) at the offices of Irell & Manella LLP, 333 South Hope Street, Suite 3300, Los Angeles, California on the date hereof, or (ii) at such other place, time and/or date as the parties hereto may unanimously agree in writing. The date upon which the Closing occurs is referred to herein as the "Closing Date."

       2.2    SALE OF PARTNERSHIP INTEREST.

              2.2.1 ZAI*NET. Subject to the terms and conditions set forth herein and in the Related Agreements, at the Closing ZAI*NET shall sell, assign, transfer and deliver to GFI Caminus, and GFI Caminus shall purchase and accept from ZAI*NET, seventy percent (70%) of the aggregate Partnership Interests of the Partnership. At the Closing, GFI Caminus and ZAI*NET shall execute and deliver the Partnership Agreement.

              2.2.2 SCANLAN. Subject to the terms and conditions set forth herein and in the Related Agreements, at the Closing Scanlan shall sell, assign, transfer and deliver to GFI Caminus, and GFI Caminus shall purchase and accept from Scanlan, the one percent (1%) general Partnership Interest of the Partnership in consideration of Ten Dollars ($10), the receipt and sufficiency of which is acknowledged by Scanlan.

       2.3 PAYMENT OF CASH AMOUNT. Subject to the terms and conditions set forth herein and in the Related Agreements, at the Closing GFI Caminus shall pay to ZAI*NET the ZAI*NET Cash Amount.

       2.4 WORKING CAPITAL ADJUSTMENT. The parties acknowledge that ZAI*NET has delivered to GFI Caminus its projection of Working Capital as of the close of business on April 30, 1998 of One Million Four Hundred Thousand Dollars ($1,400,000) (the "ESTIMATED WORKING CAPITAL"). The Estimated Working Capital shall be used at the Closing to compute the initial Working Capital adjustment, if any, which shall be subject to further adjustment based upon the Closing Audit. For purposes of calculating the Estimated Working Capital and the Working Capital reflected in the Closing Audit as provided in this Section 2.4, the parties hereto acknowledge and agree that the method and procedures of revenue recognition shall be in accordance with the methods and procedures implemented by ZAI*NET's independent auditors in the financial statements for the fiscal year ended December 31, 1997. Notwithstanding anything herein to the contrary, any distribution, dividend or similar payment by ZAI*NET or the Partnership which is not fully reflected in the computation of Working Capital (e.g., any such payment on or after May 1, 1998 and prior to or on the Closing Date, including as applicable any payment(s) in connection with the settlement of the Tsigutkin litigation) other than as provided for in Section 2.4.1.1 below shall be deducted in computing Working Capital.

              2.4.1  CLOSING ADJUSTMENT

                     2.4.1.1 LOAN FOR DISTRIBUTION. In the event that Estimated Working Capital exceeds One Million Dollars ($1,000,000.00) (the "TARGET WORKING CAPITAL"), in addition to the payment to be made pursuant to Section 2.3 hereof, GFI Caminus shall loan to the Partnership at the

Closing the amount by which Estimated Working Capital exceeds Target Working Capital (the "EXCESS WORKING CAPITAL"), and the same amount shall be paid by the Partnership to ZAI*NET as a cash distribution. To evidence such loan, there shall be issued to GFI Caminus at the Closing a promissory note ("NOTE") payable by the Partnership in the initial principal amount equal to the Excess Working Capital. The Note shall have a maturity date of one year (subject to customary events of acceleration) and shall accrue interest at the rate of eight percent (8%) per annum, payable at maturity. Based on the One Million Four Hundred Thousand Dollars ($1,400,000) Estimated Working Capital figure, the Excess Working Capital and thus the principal amount of the Note (subject to adjustment as provided in Section 2.4.2) shall be Four Hundred Thousand Dollars ($400,000).

                     2.4.1.2 DECREASE IN PURCHASE PRICE. In the event that Estimated Working Capital is less than Target Working Capital (the "WORKING CAPITAL SHORTFALL"), at Closing the ZAI*NET Cash Amount shall be reduced by the result of multiplying (i) the amount by which Target Working Capital exceeds Estimated Working Capital by (ii) 0.71.

              2.4.2 POST-CLOSING ADJUSTMENT. Within sixty (60) days after the Closing, the Partnership shall cause to be conducted the Closing Audit at the expense of the Partnership. Based upon the actual amount of Working Capital as reflected in the Closing Audit, the provisions of Section 2.4.1 shall again be applied, substituting actual Working Capital for Estimated Working Capital; and, based upon such application, not later than thirty (30) days following the completion of the Closing Audit, GFI Caminus, the Partnership and ZAI*NET, as applicable, shall be obligated to make payment(s) to the other party(ies), as applicable, in order to "true up" the payments and transactions effected at the Closing pursuant to Section 2.4.1. After receipt of the Closing Audit, GFI Caminus and ZAI*NET shall have twenty (20) days to object in writing to any or all of the amounts presented therein and to the calculation of the "true up" payment(s).

       (i) If GFI Caminus and ZAI*NET do not so object, the Closing Audit and the "true up" amounts, if any, shall become final and binding on the parties and the appropriate "true up" amounts shall be payable not later than thirty (30) days following receipt of the Closing Audit.

       (ii) If either GFI Caminus or ZAI*NET do so object to any portion of the Closing Audit or the "true up" amounts, if any, and within thirty
       (30) days of notification of such dispute the parties and their respective accounting advisers are unable to resolve such dispute, then GFI Caminus and ZAI*NET shall jointly appoint a different accounting firm to review the Closing Audit and the "true up" amounts and the determination by such different accounting firm shall be final and binding on GFI Caminus and ZAI*NET.

       2.5    ADDITIONAL PURCHASE PRICE.

              2.5.1 FIRST ADDITIONAL PAYMENT. As additional consideration for the sale and transfer of the Partnership Interests pursuant hereto, in the event that the revenues earned by the Partnership (the "FIRST AUDIT CYCLE REVENUES") determined in accordance with GAAP (except as hereinafter provided) and as reflected in the financial statements delivered in connection with the audit of the Partnership for its fiscal year ending December 31, 1998 (the "FIRST AUDIT CYCLE AUDIT") equal or exceed the result of multiplying (i) Six Million Four Hundred Seventy Thousand Dollars ($6,470,000.00) by (ii) a fraction, the numerator of which is the number of whole calendar days in the Stub Period and the denominator of which is three hundred sixty-five (365) (such result being the "FIRST

AUDIT CYCLE TARGET REVENUES"), GFI Caminus will pay to ZAI*NET, within thirty
(30) days after the completion of the First Audit Cycle Audit, an additional payment of Two Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($2,187,500.00). For purposes of determining the amount of the First Audit Cycle Revenues and Second Audit Cycle Revenues (as hereinafter defined) in connection with a determination of whether an additional payment is required pursuant to this Section 2.5, any indemnity obligation for which GFI Caminus is reimbursed or otherwise paid or entitled to reimbursement or payment in accordance with
Article 6 of this Agreement shall be included in such revenue calculation solely to the extent that such indemnity obligation relates to unrealized or lost revenues in the business of the Partnership and provides an equivalent economic benefit for GFI Caminus's allocable share of such revenues not otherwise included in the revenue computation, and shall otherwise be disregarded. Notwithstanding anything to the contrary herein, for purposes of calculating the First Audit Cycle Revenues and the Second Audit Cycle Revenues as provided in Sections 2.5.1, 2.5.2 and 2.5.3 of this Agreement, the parties agree that the following methods shall be employed: (i) with respect to all revenue items other than software license revenues, revenues shall be recognized in accordance with GAAP in a manner consistent with past practices, for work completed or services rendered or products delivered; and (ii) with respect to software license revenues, revenues shall be credited based upon invoice date, consistent with ZAI*NET's past practice in its interim internal accounts, for work completed or services rendered or products delivered; provided that, for the purposes of calculating software license revenues, there will be excluded from a particular revenue period any invoice that is not collected within 60 days beyond the revenue period ending December 31, 1998 or December 31, 1999, respectively. These methods will be employed on a consistent basis during the relevant revenue periods. Notwithstanding the foregoing, (a) to the extent that an amount of revenue is included in computing Working Capital, such amount of revenue shall be excluded for purposes of computing First Audit Cycle Revenues and Second Audit Cycle Revenues (to avoid duplication), and (b) any revenue deferred and not included in computing Working Capital shall be credited for the period in which it is paid.

              2.5.2 SECOND ADDITIONAL PAYMENT. As additional consideration for the sale and transfer of the Partnership Interests pursuant hereto, in the event that the sum of (i) the revenues of the Partnership (the "SECOND AUDIT CYCLE REVENUES") determined in accordance with GAAP (except as provided above) and as reflected in the financial statements delivered in connection with the audit of the Partnership for its fiscal year ending December 31, 1999 (the "SECOND AUDIT CYCLE AUDIT") and (ii) the First Audit Cycle Revenues equals or exceeds the sum of (i) Ten Million One Hundred Thirty-Six Thousand Dollars ($10,136,000.00) and
(ii) the First Audit Cycle Target Revenues, GFI Caminus will pay to ZAI*NET, within thirty (30) days after the completion of the Second Audit Cycle Audit, an additional payment of Two Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($2,187,500.00).

              2.5.3 CUMULATIVE REVENUES. As additional consideration for the sale and transfer of the Partnership Interests pursuant hereto, in the event that (a) an additional payment is not earned pursuant to Section 2.5.1 hereof, but (b) an additional payment is earned pursuant to Section 2.5.2 hereof, GFI Caminus will pay to ZAI*NET, within thirty (30) days after the completion of the Second Audit Cycle Audit, an additional payment of Two Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($2,187,500.00) (i.e., in addition to the payment pursuant to Section 2.5.2).

              2.5.4 ACQUISITIONS. Notwithstanding the foregoing, in the event that, prior to

December 31, 1999, the Partnership completes one or more acquisitions (excluding transactions in the ordinary course of business), then, in each instance the revenues of the Partnership shall be determined without giving effect to the revenues (whether positive or negative) and expenses of any entity acquired (whether pursuant to merger, equity or asset acquisition or otherwise) by the Partnership after the Closing Date.

              2.5.5 QUALIFIED PUBLIC OFFERING AND CHANGE IN CONTROL. In the event that prior to December 31, 1999, (i) GFI Caminus or the Partnership (or their respective successors-in-interest) successfully completes a Qualified Public Offering, (ii) GFI Caminus or the Partnership, or at least 50% of the equity therein, is acquired by a third party which is not (x) as of the date of this Agreement, a direct or indirect investor in GFI Caminus or the Partnership or (y) an affiliate thereof (whether pursuant to merger, equity or asset acquisition or otherwise) or (iii) Scanlan or Simon Young is terminated without Cause pursuant to the provisions set forth in their respective Employment Agreement prior to December 31, 1999, as the case may be (provided, however, that in the event of a termination of Simon Young, Scanlan must in good faith disagree and object to such termination to constitute a Change in Control) ((ii) or (iii) subject to the proviso above hereinafter referred to as a "CHANGE IN CONTROL"), GFI Caminus will pay to ZAI*NET, within thirty (30) days after the completion of such Qualified Public Offering or the occurrence of a Change in Control, Four Million Three Hundred Seventy Five Thousand Dollars ($4,375,000.00) minus any additional payments previously made or to be made pursuant to Sections 2.5.1, 2.5.2 or 2.5.3 hereof. For purposes of this Section 2.5.5, "QUALIFIED PUBLIC OFFERING" means an underwritten public offering of equity securities, pursuant to an effective registration statement under the Securities Act.

              2.5.6 DISPUTE RESOLUTION. In the event that either GFI Caminus or ZAI*NET object to any aspect of the First Audit Cycle Audit or the Second Audit Cycle Audit or to any other calculation required by this Section 2.5, and the dispute is not resolved within thirty (30) days of either party's written objection, the parties agree to promptly subject the matter to a proceeding conducted in the same manner as the proceeding described in Section 2.4.2 (ii) hereof. Any party prevailing in a dispute arising under this Section 2.5.6 shall be entitled to reasonable attorneys' fees and costs. From the Closing Date until December 31, 1999, the parties agree that the business of the Partnership shall continue to be conducted substantially in the same manner and with respect to the same services and products as the business of ZAI*NET prior to the date hereof, subject to the reasonable discretion of the Management Committee of the Partnership to conduct Partnership affairs in the best interests of the Partnership and its owners. The Management Committee shall conduct the affairs of the Partnership reasonably and in good faith in view of the provisions of this Section 2.5, consistent with the overall objective of maximizing the value of the Partnership for the benefit of all of its owners and to maximize the revenues of the Partnership, subject to the reasonable and good faith discretion of the Management Committee seeking to maximize profitability and based on its business judgment as to the management of the Partnership's business.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP,
                               ZAI*NET AND SCANLAN

       As an inducement for GFI Caminus to enter into and consummate the transactions contemplated by this Agreement (including the Related Agreements), each of Scanlan, ZAI*NET and the Partnership, jointly and severally, represents and warrants that each of the following statements is true, correct and complete as of the date hereof, which representations and warranties shall survive the Closing as provided in Section
6.1 hereof. Except as the context otherwise requires, all representations and warranties in this Article 3 with respect to ZAI*NET as of or with respect to any period prior to the Closing shall be deemed made equally with respect to the Partnership as of the Closing, and vice versa.

       3.1    EXISTENCE AND GOOD STANDING.

              3.1.1 ZAI*NET. ZAI*NET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted. ZAI*NET is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets and properties requires it to be so qualified, except where the failure to so qualify is not reasonably likely to have a Material Adverse Effect. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

              3.1.2 ORGANIZATIONAL DOCUMENTS. Copies of the articles of incorporation and by-laws of ZAI*NET, effective prior to the date hereof, have been delivered to GFI Caminus and as delivered are true and complete. A copy of the original partnership agreement of the Partnership has been delivered to GFI Caminus and as delivered was true and complete. A copy of the Newco LLC Agreement, effective as of the date hereof, has been delivered to GFI Caminus and as delivered is true and complete.

              3.1.3 SUBSIDIARIES. ZAI*NET does not own or have any subsidiaries, or own any interest in a partnership, joint venture or other business entity except for the Partnership Interests. The Partnership does not own or have any subsidiaries, or own any interest in a partnership, joint venture or other business entity. Newco LLC does not own or have any subsidiaries, or own any interest in a partnership, joint venture or other business entity, except for the Partnership Interests following consummation of the LP Assignment.

       3.2 AUTHORITY. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and the Related Agreements, and perform its or his obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Each of the Sellers has duly executed and delivered this Agreement and the Related Agreements to which such Seller is a party and has obtained the necessary authorization in accordance with all applicable laws and its organizational documents to execute and deliver this Agreement and the Related Agreements, and to perform its respective obligations herein and therein and consummate the transactions contemplated hereby and thereby, and such matters do not require notice to, or consent or approval of, any other third party, governmental authority or regulatory agency, except as set forth on SCHEDULE 3.2 attached hereto. Each of this Agreement and the Related Agreements to which such Seller is a party is a valid, legal and binding obligation of such Seller enforceable against such Seller in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity). The person executing this Agreement and any Related Agreements on behalf of the Sellers has been specifically authorized to do so by all necessary corporate or other action. No other action will be necessary by any of the Sellers to authorize the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

       3.3 STOCKHOLDERS' MEETING. ZAI*NET has duly convened a meeting of its stockholders (unless the requirement of such meeting has been waived or otherwise satisfied under applicable law) to approve this Agreement, the Related Agreements (to the extent ZAI*NET is a party), and the transactions contemplated hereby and thereby, and such agreements and transactions have been duly approved and become effective in accordance with applicable law.

       3.4 NO CONFLICTS. Except as set forth in SCHEDULE 3.4 attached hereto, neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, (i) violates or conflicts with any provision of the Partnership Agreement or other organizational documents of the Partnership or the articles of incorporation, by-laws or other organizational documents of ZAI*NET; (ii) conflicts with or violates any material provision of any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation or any order, writ, judgment or decree of any court or other governmental authority to which any of the Sellers or any of their respective properties or assets may be bound or affected; or
(iii) breaches or constitutes grounds for a default (or an event, with notice or lapse of time or both would become a default) under, or gives to others a right of termination, amendment, acceleration, modification or cancellation of, or results in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of any of the Sellers pursuant to any note, mortgage, indenture, bond, lease, license, permit, franchise, agreement, contract, undertaking or other instrument to which any of the Sellers is a party or by which any of the Sellers or any of their respective properties or assets may be bound or affected, in each case which is reasonably likely to have a Material Adverse Effect on any of the Sellers. The execution, delivery and performance of this Agreement and the Related Agreements by each and all of the Sellers does not require the notice to, filing with, consent approval or action of, any governmental authority or any other third party whatsoever, except as disclosed on SCHEDULE 3.4.

       3.5 FINANCIAL STATEMENTS. ZAI*NET has delivered to GFI Caminus true and complete copies of the (i) audited balance sheets of ZAI*NET, for the fiscal year ended December 31, 1996 and (ii) unaudited balance sheets of ZAI*NET for the fiscal year ended December 31, 1997 (provided, however, that should an audited balance sheet have become available for fiscal year 1997 prior to Closing, ZAI*NET will have delivered such to GFI Caminus), and the related statements of income, cash flow and changes in stockholders' equity (the "ZAI*NET FINANCIAL STATEMENTS"), all of which have been prepared in accordance with GAAP. Such balance sheets, including the related notes thereto, are true and correct as of their respective dates, and fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of ZAI*NET, at the dates indicated and such statements of income, and cash flow and changes in stockholders' equity, are true and correct as of their respective dates, and fairly present the results of operations, and cash flow and changes of stockholders' equity of ZAI*NET, for the periods indicated. There are no claims, obligations or liabilities of ZAI*NET or the Partnership accrued and owing other than those set forth in the ZAI*NET Financial Statements or on
SCHEDULE 3.5 attached hereto. The ZAI*NET Financial Statements reflect adequate and sufficient reserves, in accordance with GAAP, in respect of all claims, obligations and liabilities asserted or potentially assertable relating to warranties provided to customers or to actual or potential product returns based upon claims of defect, infringement or otherwise, except as set forth in
SCHEDULE 3.5 attached hereto. Since the date of the most recent ZAI*NET Financial Statements, (i) no event or circumstance has occurred or come into existence that may reasonably be expected to have or constitute a Material Adverse Effect with respect to the Partnership, and (ii) ZAI*NET has made no distributions, dividends or similar payments to its stockholders or other third parties, except as set forth on Schedule 3.5 or other than pursuant to Section 2.4.1.1.

       3.6 TRANSACTION EXPENSES. If any of the expenses incurred by any of the Sellers in connection with the transactions contemplated by this Agreement and the Related Agreements are to be paid by the Partnership, all of such expenses will be accrued on the balance sheet prepared in connection with the Closing Audit.

       3.7 MATERIAL CONTRACTS. Set forth on SCHEDULE 3.7 attached hereto is a complete and accurate list of all material contracts and agreements, oral or written, to which the Partnership or ZAI*NET is a party or by which any of its assets, properties or business is bound. With respect to each of the material contracts set forth on SCHEDULE 3.7, a true and correct copy, or if a copy is not available, a true and correct summary of the contractual obligation, has been provided to GFI Caminus, each is in full force and effect, without material breach or default by the Partnership or ZAI*NET, as applicable, and to the Knowledge of ZAI*NET and the Partnership, without material breach or default by any other party thereto, and no written notice has been received regarding termination, suspension, alteration, modification or amendment thereof.

       3.8 INTELLECTUAL PROPERTY. Set forth on SCHEDULE 3.8 attached hereto is a list of all trade names, trademarks, service names, service marks, logos, patents, copyrights, licenses, formulas, trade secrets, programs, computer software (excluding commercially available general office computer software licensed from unrelated third-parties), technology and other intellectual property rights (the "INTELLECTUAL PROPERTY") owned by the Partnership or used or required by the Partnership in the operation of its businesses. Except as set forth on SCHEDULE 3.8, the Partnership holds all of its right, title and interest in and to the Intellectual Property, free and clear of all Liens. The Partnership owns or has the right to use, without the making of any payment or the granting of any rights to others, all Intellectual Property necessary to conduct its business as presently being conducted. Except as set forth on
SCHEDULE 3.8, to the Knowledge of the Partnership the conduct of the businesses of the Partnership as now conducted does not infringe or conflict with any Intellectual Property rights of others. Except as set forth on SCHEDULE 3.8, the Partnership has, as of the date hereof, satisfied all material requirements necessary to maintain the validity of all Intellectual Property, and the right to use such Intellectual Property. Except as set forth on SCHEDULE 3.8 attached hereto, no infringement by others of any Intellectual Property is pending, or to the Knowledge of ZAI*NET, threatened by any third party who has asserted a claim of infringement of any such Intellectual Property rights. All licenses, rights and other agreements pertaining to the Intellectual Property are in material compliance with all applicable laws, rules and regulations in all jurisdictions in which the Partnership conducts any business, including without limitation, those pertaining to remittance of foreign exchange and taxation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not alter or impair the rights and interests of the Partnership in any of the Intellectual Property and the Partnership will have the same rights and interests in such items at and after the Closing Date as it has had immediately prior to the Closing Date.

       3.9 INSURANCE. The assets, properties and operations of the Partnership are insured under various policies of general liability and other forms of insurance, copies of which have been provided to GFI Caminus. SCHEDULE
3.9 discloses for each policy the outstanding claims thereunder. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and to the Knowledge of the Partnership there is no existing breach or default (or event which with the giving of notice or lapse of time or both) would constitute a breach or default thereunder. All premiums to date have been paid in full.

       3.10   LABOR RELATIONS AND EMPLOYEE AGREEMENTS; ERISA MATTERS.

              3.10.1 COMPLIANCE. Except as disclosed on SCHEDULE 3.10.1 attached hereto, ZAI*NET was, and the Partnership is, in compliance with all material applicable federal, state and local laws, rules, regulations and ordinances relating to the employment of labor and those other applicable laws, rules, regulations and ordinances relating to wages, hours, occupational health and safety, anti-discrimination, collective bargaining, equal employment opportunity and employment of labor in general, and to the payment of social security and similar taxes.

              3.10.2 EMPLOYMENT AGREEMENTS. Except as disclosed on SCHEDULE
3.10.2 attached hereto, ZAI*NET was not, and the Partnership is not, a party to any employment contract with any employee, collective bargaining agreement, "employees pension plan" or retirement plan, "employees profit sharing plan", bonus plan, severance agreement, termination agreement, or any other similar agreement or plan. There are no material labor controversies pending between either of ZAI*NET or the Partnership and any of its employees.

              3.10.3 ERISA. SCHEDULE 3.10.3 attached hereto, contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other benefit plans maintained or contributed to by ZAI*NET or the Partnership or any other person or entity that, together with ZAI*NET or the Partnership, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code for the benefit of any current or former employees, officers or directors of the Partnership or dependents of any such person (collectively, "Benefit Plans"). ZAI*NET and the Partnership have delivered or made available to GFI Caminus, its counsel, representatives or advisors, true, complete and correct copies of each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each trust agreement and group annuity contract relating to any Benefit Plan. Each and every of the Partnership's Benefit Plans are in material compliance with all federal, state and local laws, rules, regulations and ordinances applicable thereto.

              3.10.4 INCLUSION OF ZAI*NET. All representations and warranties in this Section 3.10 with respect to the Partnership shall be deemed made equally with respect to ZAI*NET in relation to the operation of its business prior to giving effect to the Assignment and Assumption Agreement unless expressly stated otherwise herein.

       3.11 PAYMENT OF TAXES. ZAI*NET has timely filed all Tax Returns required to have been filed by it and has paid or accrued all Taxes due to any taxing authority with respect to all taxing periods ending on or prior to the date hereof, and all such Tax Returns are true, correct and complete in all material respects. ZAI*NET has provided copies of such Tax Returns to GFI Caminus for its taxable years ending December 31, 1995, 1996 and 1997. The ZAI*NET Financial Statements include an adequate reserve for all Taxes not yet due or with respect to which Tax Returns are not required to have been filed, in each case to reflect the operations of ZAI*NET through the Closing. Except as set forth in SCHEDULE 3.11 attached hereto, there is no Tax audit, investigation or other proceeding pending or, to the Knowledge of ZAI*NET, threatened by a governmental authority against or affecting ZAI*NET or the Partnership. For purposes of this Agreement, "TAX" and "TAXES" shall mean and refer to all taxes imposed of any nature including federal, state, commonwealth, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax, real and personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, in addition to any tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of such tax. "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Taxes.

       3.12 BOOKS OF ACCOUNT; BANK ACCOUNTS. The books, records and accounts of ZAI*NET accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of ZAI*NET with respect to its businesses. ZAI*NET has not engaged in any material transaction with respect to its businesses, maintained any bank account for its businesses or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of ZAI*NET.
SCHEDULE 3.12 attached hereto sets forth a list of all bank accounts, bank boxes and other depositories of ZAI*NET or the Partnership identifying bank, branch and account number, as well as the authorized signatories thereto. ZAI*NET has maintained a system of internal accounting control sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, access to assets, properties, books, records and accounts is permitted only in accordance with management's general or specific authorization, and the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

       3.13 CONDITION OF TANGIBLE ASSETS. SCHEDULE 3.13 attached hereto sets forth a complete and accurate list of all items of machinery, equipment, furniture, motor vehicles and other tangible assets owned or held under lease agreements by ZAI*NET immediately prior to or by the Partnership on the Closing Date and which are capitalized by the Partnership and which have a present per item book value of at least Twenty-Five Thousand Dollars ($25,000) or which, for reasons other than value, are material to the Partnership. To the Knowledge of ZAI*NET and the Partnership, such machinery, equipment, furniture, motor vehicles and other tangible assets necessary or appropriate for the conduct of the Partnership's business and operations are in good operating condition and repair, subject to ordinary wear and tear.

       3.14 OWNERSHIP OF ASSETS. Except as described in SCHEDULE 3.14 attached hereto, ZAI*NET had, and the Partnership has, good and marketable title to, or holds under valid leases, all of its assets and properties, free and clear of all Liens except for Permitted Liens. For purposes of this Agreement, "PERMITTED LIENS" shall mean Liens that do not materially detract from the value of, or materially interfere with, the present use or the marketability of the property affected thereby; mechanic's, carrier's, worker's, repairman's or other statutory liens arising or incurred in the ordinary course of business; Liens for taxes, assessment and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith pursuant to appropriate proceedings and fully reserved on the ZAI*NET Financial Statements; easements, covenants, rights-of-way and other encumbrances or restrictions of record that do not materially detract from the value of, or materially interfere with, the present use or the marketability of the property affected thereby; and zoning, building, restrictions and other governmental ordinances. The assets of the Partnership as a result of completion of the Assignment and Assumption Agreement constitute all of the assets and properties needed for the Partnership to continue to conduct the businesses conducted by ZAI*NET immediately prior to the date hereof.

       3.15 BROKERS. No amount is payable by the Partnership, Scanlan or ZAI*NET by way of brokerage fees, finder's commissions or otherwise to any party on account of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby, except for a fee payable to Advest, Inc., which shall be paid by ZAI*NET or Scanlan.

       3.16 LITIGATION. Except as disclosed on SCHEDULE 3.16 attached hereto, there is no material claim, action, suit, litigation, arbitration, investigation or other legal proceeding which is pending before any court or governmental authority, or arbitrator or board of arbitrators to which ZAI*NET, the Partnership, or Scanlan to the extent such matter relates in any way to ZAI*NET or the Partnership was or is a party, or to which any of the assets or properties of ZAI*NET or the Partnership was or is subject. None of ZAI*NET, the Partnership or Scanlan (to the extent such matter relates in any way to ZAI*NET or the Partnership) is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

       3.17 PERSONAL PROPERTY LEASES. SCHEDULE 3.17 attached hereto sets forth a list of all material personal property leases ("PERSONAL PROPERTY LEASES") to which the Partnership is a party. Each of the Personal Property Leases is a valid and binding obligation of the respective parties thereto and enforceable in accordance with its respective terms. ZAI*NET was not, and the Partnership is not, in breach or default of any of such Personal Property Leases. Except as disclosed on SCHEDULE 3.17, no consent or approval is required for the assignment or transfer of any of the Personal Property Leases in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

       3.18 REAL PROPERTY LEASES. SCHEDULE 3.18 attached hereto sets forth a list of all real property leases ("REAL PROPERTY LEASES") to which the Partnership is a party. Each of the Real Property Leases is a valid and binding obligation of the respective parties thereto and enforceable in accordance with its respective terms. ZAI*NET was not, and the Partnership is not, in breach or default of any of such Real Property Leases. Except as disclosed on SCHEDULE 3.18, no consent or approval is required for the assignment or transfer of any of the Real Property Leases in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

       3.19 COMPLIANCE WITH LAWS; PERMITS. Each of ZAI*NET, the Partnership and Scanlan with respect to the business of the Partnership has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, except where the failure so to comply would not reasonably be expected to result in a Material Adverse Effect. ZAI*NET held, and the Partnership holds, all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities the failure of which to hold might reasonably be expected to result in a Material Adverse Effect (collectively, the "PERMITS") and all such Permits are listed on SCHEDULE 3.19 attached hereto. ZAI*NET was, and the Partnership is, in compliance with the terms of the Permits applicable to it, except where the failure so to comply would not reasonably be expected to result in a Material Adverse Effect.

       3.20 CAPITALIZATION AND TITLE TO PARTNERSHIP INTERESTS. Prior to giving effect to the purchase and sale contemplated by this Agreement, the authorized Partnership Interests of the Partnership and the number of such Partnership Interests held by each holder thereof is set forth on SCHEDULE 3.20 attached hereto. Each of ZAI*NET and Scanlan has good and marketable title to the Partnership Interests held by it or him, and owns beneficially and of record, free and clear of any Liens, and has full power and authority to sell, assign, transfer, vote and convey free and clear of any Liens, the Partnership Interests, and such Partnership Interests constitute all of the ownership interests in the Partnership owned by each of ZAI*NET and Scanlan. Except as set forth on SCHEDULE 3.20, there are no outstanding options, convertible securities, warrants, agreements, rights, contracts, calls, commitments or demands of any character that either (a) obligates the Partnership to issue, redeem, sell, convert or purchase any of the Partnership Interests or any other ownership interest, or restricts or relates in any way to the voting of any such securities, or (b) restricts the transfer of, or otherwise relates to transactions in, the ownership interests of ZAI*NET or Scanlan in the Partnership. The Partnership Interests sold and transferred pursuant hereto are nonassessable and are not subject to any preemptive rights.

       3.21 UNDISCLOSED LIABILITIES. Except as set forth in the ZAI*NET Financial Statements or in SCHEDULE 3.21 attached hereto, there is no claim, liability or obligation of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, affecting the ZAI*NET, the Partnership or its business, other than obligations incurred in the ordinary course of the business consistent with ZAI*NET's past practice, none of which is reasonably likely to have a Material Adverse Effect.

       3.22 SCOPE OF REPRESENTATIONS AND WARRANTIES. This Agreement (including any Exhibit or Schedule), the Related Agreements (including any Exhibit or Schedule) and each other document and certificate prepared or delivered by or on behalf of ZAI*NET, Scanlan and the Partnership and furnished or to be furnished to GFI Caminus in connection herewith, as of the date hereof, do not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF GFI CAMINUS

       As an inducement for the Partnership, ZAI*NET and Scanlan to enter into and consummate the transactions contemplated by this Agreement and the Related Agreements, GFI Caminus represents and warrants that each of the following statements is true, correct and complete as of the date hereof which representations and warranties shall survive the Closing, as provided in Section 6.1.

       4.1 EXISTENCE AND GOOD STANDING. GFI Caminus is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted. GFI Caminus is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified.

       4.2    AGREEMENT.

              4.2.1 AGREEMENT AUTHORIZED. GFI Caminus has the requisite power and authority to execute and deliver this Agreement and the Related Agreements, as applicable, and perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. GFI Caminus has duly executed and delivered this Agreement and the Related Agreements to which it is a party, and has obtained the necessary authorization in accordance with all applicable laws and its organizational documents to execute and deliver this Agreement and the Related Agreements to which it is a party, and perform its obligations herein and therein and consummate the transactions contemplated hereby and thereby, and such matters do not require notice to, or consent or approval of, any other third party, governmental authority or regulatory agency, except as set forth on SCHEDULE 4.2.1 attached hereto. Each of this Agreement and the Related Agreements to which it is a party is a valid, legal and binding obligation of GFI Caminus enforceable against GFI Caminus in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity). The person executing this Agreement and the Related Agreements to which it is a party on behalf of GFI Caminus has been specifically authorized to do so by all necessary action. No other action will be necessary by GFI Caminus to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

              4.2.2 NO CONFLICT. Except as set forth in SCHEDULE 4.2.2 attached hereto, neither the execution and delivery of this Agreement or the Related Agreements to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, (i) violates or conflicts with any provision of the limited partnership agreement or other organizational documents of GFI Caminus; (ii) conflicts with or violates any provision of any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation or any order, writ, judgment or decree of any court or other governmental authority to which GFI Caminus or any of its properties or assets may be bound or affected; or
(iii) breaches or constitutes grounds for a default (or an event, with notice or lapse of time or both would become a default) under, or gives to others a right of termination, amendment, acceleration, modification or cancellation of, or results in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of GFI Caminus pursuant to any note, mortgage, indenture, bond, lease, license, permit, franchise, agreement, contract, undertaking or other instrument to which GFI Caminus is a party or by which GFI Caminus or any of its properties or assets may be bound or affected, in each case which is reasonably likely to have a Material Adverse Effect on GFI Caminus. The execution, delivery and performance of this Agreement and the Related Agreements by GFI Caminus does not require the notice to, filing with, consent, approval or action of, any governmental authority or any other third party whatsoever, except as disclosed on SCHEDULE 4.2.2 which is reasonably likely to have a Material Adverse Effect.

       4.3 BROKERS. No amount is payable by GFI Caminus by way of brokerage fees, finder's commissions or otherwise to any party on account of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

       4.4 LITIGATION. There is no material claim, action, suit, litigation, arbitration, investigation or other legal proceeding which is pending before any court or governmental authority, or arbitrator or board of arbitrators to which GFI Caminus was or is a party, or to which any of the assets or properties of GFI Caminus was or is subject. GFI Caminus is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

                                   ARTICLE 5
                      RELATED AGREEMENTS; ACKNOWLEDGEMENTS

       5.1 RELIANCE. The parties acknowledge that the Related Agreements are being executed and delivered simultaneously with this Agreement, and that GFI Caminus would not have agreed to execute, deliver or perform this Agreement in the absence thereof.

       5.2 ACKNOWLEDGMENTS. The parties acknowledge that, as a result of the transactions contemplated hereby, (i) GFI Caminus has become the General Partner of the Partnership, (ii) GFI Caminus is the owner of seventy-one percent (71%) of the Partnership Interests in the Partnership (which includes the one percent (1%) general Partnership Interest) and (iii) ZAI*NET is the owner of a twenty-nine percent (29%) limited Partnership Interest in the Partnership (subject to the consummation of the LP Assignment).

       5.3 DOCUMENT DELIVERY. The parties acknowledge that the following documents are being delivered in connection with the Closing (except as provided in clause (vii) below):

                     (i) the Partnership Agreement, duly executed by GFI Caminus and ZAI*NET;

                     (ii) the Related Agreements, duly executed by the respective parties thereto;

                     (iii) an opinion from Zukerman Gore & Brandeis, LLP, counsel to ZAI*NET and Scanlan, in the form attached hereto as EXHIBIT B.

                     (iv) an opinion from Irell & Manella LLP, counsel to GFI Caminus, in the form attached hereto as EXHIBIT C;

                     (v) certificates from ZAI*NET and Scanlan, dated the Closing Date, in form and substance reasonably satisfactory to GFI Caminus;

                     (vi) such other documents, instruments, certifications and further assurances as GFI Caminus or its counsel may have reasonably requested; and

                     (vii) a schedule reflecting the parties' agreement on the tax basis and GAAP book value of the assets and properties of the Partnership immediately after giving effect to the Assignment and Assumption Agreement, this Agreement and the other transactions contemplated hereby to occur on the Closing Date (the "AGREED VALUATIONS"). Such schedule shall be prepared by GFI Caminus or the Partnership (such to the approval of ZAI*NET and Scanlan, which approval will not be unreasonably withheld) within 30 days following the Closing Date, and shall thereupon be attached to this Agreement and become a part hereof.

       Each of the parties hereto agrees that it shall not at any time take any position in any Tax filing or otherwise that is inconsistent with the Agreed Valuations (except solely for any adjustments to the Agreed Valuations resulting from the completion of the Closing Audit).

       5.4 NAME CHANGE. ZAI*NET agrees to change its name (and any of its subsidiary's names as required) to eliminate any use of the word "ZAINET", "ZAI-NET" or "ZAI*NET" (including derivatives in upper or lower case spelling), and will thereafter refrain from using any of those words or any confusingly similar words in its and any of its subsidiary's names; provided, however, that ZAI*NET or Scanlan shall be permitted to use the ZAI*NET.com Internet address in the event that the Partnership ever abandons the ZAI*NET trade name.

       5.5 JOINDER TO PARTNERSHIP AGREEMENT. ZAI*NET and Scanlan acknowledge and agree to be bound by the provisions of Section 3.5.1 to the Partnership Agreement, and agree to cause Newco LLC to execute and deliver the Partnership Agreement, at the time that Newco LLC first owns any interest in the Partnership. Further, ZAI*NET and Scanlan agree to cause Newco LLC and each equityholder of ZAI*NET (other than Scanlan) or Newco LLC at any time to execute and deliver the Joinder Agreement, attached as Appendix C to the Partnership Agreement in order to bind such equityholder (including any successor or assignee) to Section 3.5.1 to the Partnership Agreement.

       5.6 NEWCO LLC. ZAI*NET and Scanlan acknowledge and agree that: (i) Newco LLC shall not engage in any business operations, (ii) the only activity of Newco LLC is to act as a holding company for the twenty-nine percent (29%) Partnership Interest being retained by ZAI*NET and assigned to Newco LLC immediately subsequent to the Closing, (iii) ZAI*NET and/or Scanlan shall maintain a majority interest and voting control of Newco LLC and (iv) Newco LLC shall not engage in any activity or fail to perform any activity that would constitute a breach or default under this Agreement if such activity or omission were engaged in by ZAI*NET.

       5.7 EMPLOYMENT POLICIES. As of the Closing Date, the Partnership shall honor the terms and conditions of any employment agreements set forth on
SCHEDULE 3.10.2 attached hereto and to honor the employment policies and procedures of the Partnership in effect as of the Closing Date. The employees of ZAI*NET as of the Closing Date shall continue their employment relationship with the Partnership "at will" or otherwise, subject to the amendment or termination thereof in accordance with the applicable labor and employment laws and subject to the discretion of the Management Committee to determine the employment policies and requirements of the Partnership.

                                    ARTICLE 6
                                    INDEMNITY

       6.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

              6.1.1 SELLERS. Except for the representations and warranties set forth in each of Sections 3.1, 3.2 and 3.20 of this Agreement (as to which survival shall be indefinite) and in Section 3.11 of this Agreement (as to which survival shall extend for the applicable statute of limitations with respect to any Tax matters that are the subject of an indemnity claim), all representations, warranties and covenants of ZAI*NET and Scanlan made hereunder or in connection with the transactions contemplated by this Agreement (including the Exhibits and Schedules attached hereto) shall survive the Closing for a period of ninety (90) days following the completion of the First Audit Cycle Audit, regardless of any investigation made at any time by or on behalf of any party or of any information any party may have, after which time they shall be null and void and of no effect whatsoever (except as to bona fide claims asserted prior to the end of such period, in which case the pertinent representations and warranties shall remain in effect until such claims are fully and finally resolved).

              6.1.2 GFI CAMINUS. Except for the representations and warranties set forth in each of Sections 4.1 and 4.2.1 (as to which survival shall be indefinite), all representations, warranties and covenants of GFI Caminus made hereunder or in connection with the transactions contemplated by this Agreement (including the Exhibits and Schedules attached hereto) shall survive the Closing for a period of ninety (90) days following the completion of the First Audit Cycle Audit, regardless of any investigation made at any time by or on behalf of any party or of any information any party may have, after which time they shall be null and void and of no effect whatsoever (except as to claims asserted prior to the end of such period, in which case the pertinent representations and warranties shall remain in effect until such claims are fully and finally resolved).

       6.2 THE INDEMNITY OBLIGATION. (a) Subject to the provisions of Sections 6.4 and 6.7 hereof, ZAI*NET and Scanlan, jointly and severally, shall indemnify, hold harmless and reimburse GFI Caminus for any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable legal fees) (hereinafter "Losses"), actually suffered or incurred by GFI Caminus, or any affiliate thereof or any assignee or successor thereof, and each officer, director, and trustee of any of the foregoing (the "GFI Group"), which is incurred as a result of any breach of any representation, warranty or agreement made by ZAI*NET or Scanlan in this Agreement (including all Schedules and Exhibits hereto and all instruments and undertakings delivered or made in connection herewith) or any certificate delivered pursuant to this Agreement, and any third party claim arising as a result thereof.

       (b) Subject to the provisions of Section 6.4 hereof, GFI Caminus shall indemnify, hold harmless and reimburse ZAI*NET and Scanlan for any and all Losses incurred by ZAI*NET or Scanlan as a result of any breach of any representation, warranty or agreement made by GFI Caminus in this Agreement (including all Schedules and Exhibits hereto and all instruments and undertakings delivered or made in connection herewith) or any certificates delivered pursuant to this Agreement, and any third party claim arising as a result thereof.

       (c) Subject to the provisions of Section 6.4 and 6.7 hereof, ZAI*NET and Scanlan acknowledge and agree, to jointly and severally, indemnify and hold harmless GFI Caminus from any and all claims or Losses in connection with or arising from the Tsigutkin litigation or any derivative thereof, arising or incurred before or after the Closing Date (including but not limited to any fees and costs incurred in the defense or resolution of such matter), without duplication for purposes hereof for (i) any Losses or expenses reflected in the historical financial statements of ZAI*NET or (ii) any settlement the costs of which is reflected in the Closing Audit and subject to the Closing adjustments set forth in Section 2.4 of hereof. Subject to the complete indemnification of GFI Caminus, the parties hereto acknowledge and agree that ZAI*NET and Scanlan shall be entitled to assume and control all aspects of the defense of the Tsigutkin litigation, at their expense and through counsel of their choice. The Tsigutkin litigation shall not be settled without the prior written consent of GFI Caminus, unless such settlement thereof involves only the payment of money to which GFI Caminus is totally indemnified and the unconditional release from any and all related liability of GFI Caminus.

       6.3    CLAIMS.

              6.3.1 NOTICE. Subject to the provisions of this Section 6.3, any party entitled to indemnification hereunder (the "Indemnified Party") shall promptly give the party from which indemnification is sought (the "Indemnifying Party") written notice of any matter which the Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the details of the claim, so far as is known, the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity; provided, however, that the failure of the Indemnified Party to give any notice required to be given hereunder shall not affect the Indemnified Party's right to indemnification hereunder except to the extent any of the Indemnifying Parties from whom such indemnity is sought shall have been actually and materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

              6.3.2 THIRD PARTY CLAIM PROCEDURES. The obligations and liabilities of any party under this Section 6.3.2 with respect to Losses arising from claims, assertions, events or proceedings of any third party (including, without limitation, claims by any assignee or successor of the Indemnified Party or any governmental agency), which are subject to the indemnification provided for in this Article 6 ("Third Party Claims") shall be governed by and be subject to the following additional terms and conditions: If the Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Parties prompt written notice of such Third Party Claim (subject to the proviso in Section 6.3.1 above) and shall permit any of such Indemnifying Parties, at its option, to participate in the defense of such Third Party Claim by counsel of its own choosing and at its expense. If any of the Indemnifying Parties acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Loss (without limitation) that may result from such Third Party Claim, then such Indemnifying Party shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives prompt written notice of its intention to do so to the Indemnified Party unless, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict or a potential conflict of interest between the Indemnified Party and such Indemnifying Party in such action, suit or proceeding, in which event the Indemnified Party shall be entitled to direct the defense with respect to, but only with respect to, those issues as to which such conflict exists. In the event any of the Indemnifying Parties exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall, and it shall cause its affiliates to, cooperate with such Indemnifying Party in such defense and make available to such Indemnifying Party all pertinent records, materials and information in their possession or under their control relating thereto as is required by such Indemnifying Party. No Third Party Claim, except the settlement thereof which involves the payment of money only for which the Indemnified Party is totally indemnified (without limitation) by any of the Indemnifying Parties and the unconditional release from all related liability of the Indemnified Party, may be settled by any of the Indemnifying Parties without the written consent of the Indemnified Party. Any settlement of a Third Party Claim by the Indemnified Party without the written consent of any of the Indemnifying Parties shall discharge such Indemnifying Parties from all liability hereunder with respect to the subject matter of such Third Party Claim. With written notice to the Indemnified Party, an Indemnifying Person shall be entitled, at its own cost and expense, to rectify any breach of a representation or warranty within a reasonable period of time and to the reasonable satisfaction of the Indemnified Party.

       6.4 LIMITATION ON THE INDEMNIFYING PARTIES' INDEMNIFICATION OBLIGATIONS. The Indemnifying Parties shall have no obligation to provide indemnification pursuant to Section 6.2 hereof except to the extent that the aggregate amount of indemnification to which GFI Caminus, but for this Section 6.4, otherwise shall have become entitled hereunder shall exceed One Hundred Thousand Dollars ($100,000.00) (the "Basket"), in which event the Indemnifying Parties shall be obligated to provide indemnification with respect to all Losses in excess of the Basket. Notwithstanding the foregoing provisions of this
Section 6.4, the Indemnifying Parties are obligated to provide indemnification pursuant to Section 6.2 hereof for all Losses incurred as a result of any breach of or any Third Party Claim arising directly or indirectly with respect to or in connection with the matters referred to in Sections 3.1, 3.2. 3.11, 3.20 and 6.2(c) of this Agreement. Losses referred to in the immediately preceding sentence will be neither subject to nor counted against the Basket.

       6.5 OPTION TO REDUCE ADDITIONAL PAYMENTS. With respect to any indemnification obligation for Losses determined pursuant to this Article 6 to be owing to GFI Caminus from ZAI*NET, GFI Caminus may, at its option, deduct any or all (if possible) of such Losses from any additional payments to be made by GFI Caminus to ZAI*NET pursuant to Section 2.5. In the event that ZAI*NET shall dispute the validity or amount of any such deduction, ZAI*NET shall notify GFI Caminus in writing within ten (10) days of ZAI*NET receiving notice of such deduction, specifying in reasonable detail the basis of such dispute. In the event such dispute is not resolved within twenty (20) days, the parties agree to promptly submit the matter to binding arbitration to be resolved on an expedited basis. If the parties are unable to resolve such dispute within the twenty (20) days, GFI Caminus agrees to place the full amount of the additional payment(s) into a third party escrow account pending resolution of the arbitration. The escrow account shall be subject to an escrow agreement to be entered into by the parties hereto and an escrow agent (who shall be selected by GFI Caminus), and the form of such escrow agreement shall be mutually agreed to by the parties. Such arbitration shall be commenced and conducted in accordance with the then applicable rules of commercial arbitration of the American Arbitration Association, held before a panel of three (3) arbitrators, one selected by each of ZAI*NET and GFI Caminus and the third arbitrator selected jointly by each of the designated arbitrators. Notwithstanding the arbitration procedure set forth in this Section 6.5, in the event the dispute involves an accounting issue, the procedures set forth in Section 2.4.2(ii) shall govern. Judgment upon any award rendered by the panel of arbitrators or accounting firm may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. In the event that an award is entered in favor of ZAI*NET, such award shall include an amount of interest (calculated at the rate of eight percent (8%) on the principal amount of the award for the period from the date that the additional payment would otherwise have been due to be paid pursuant to Section
2.5 through the date that payment of the award by GFI Caminus is actually made. The cost of the arbitration procedure shall be borne equally by GFI Caminus and ZAI*NET, or as otherwise determined by the arbitrators or accounting firm.

       6.6 SOLE AND EXCLUSIVE REMEDY. The indemnification obligations specified under this Article 6 shall constitute the sole and exclusive remedies of GFI Caminus with respect to the matters described in Section 6.2 and 6.3, respectively.

       6.7 INDEMNITY LIMITATIONS. Notwithstanding anything contained in this Agreement to the contrary, ZAI*NET and Scanlan, on a joint and several basis, shall not be required to indemnify GFI Caminus pursuant to this Agreement for any amounts in excess of the aggregate amount of the Purchase

Price theretofore received.

       6.8    INSURANCE RECOVERIES. In computing the amount of any Indemnified

Party's Losses with respect to an indemnifiable claim, there shall be deducted the amount of any insurance proceeds actually received, directly or indirectly, by such Indemnified Party with respect to the same facts and circumstances giving rise to the Loss.

                                   ARTICLE 7
                                  MISCELLANEOUS

       7.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) together with the Related Agreements and the certificates and other instruments delivered in connection herewith constitute the entire agreement among the parties and supersedes all prior agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof, except as specifically set forth in any document signed by all the parties hereto which expressly amends this Agreement.

       7.2 FURTHER ASSURANCES. Each party hereto shall at any time and from time to time following the Closing promptly execute and deliver, or cause to be executed and delivered, to the other parties all such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement and the Related Agreements.

        7.3 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be delivered by personal service, telecopy or certified mail (postage prepaid), to such address as may be designated from time to time by the relevant party, and which initially shall be:


                            If to the Partnership:

                                           ZAI*NET Software, L.P.
                                           c/o ZAI*NET Software, Inc.
                                           747 Third Avenue, 18th Floor
                                           New York, New York  10017
                                           Telecopy No.:  212-888-0691
                                           Attention:  Brian J. Scanlan

                            With a copy to:

                                           GFI Caminus LLC
                                           c/o GFI Energy Ventures LLC
                                           12121 Wilshire Boulevard, Suite 1375
                                           Los Angeles, California  90025
                                           Telecopy No.:  310-442-0540
                                           Attention:  Lawrence D. Gilson

                            If to ZAI*NET:

                                           ZAI*NET Software, Inc.
                                           747 Third Avenue, 18th Floor
                                           New York, New York  10017
                                           Telecopy No.:  212-888-0691
                                           Attention:  Brian J. Scanlan

                            With a copy to:

                                           Zukerman Gore & Brandeis, LLP
                                           900 Third Avenue
                                           New York, New York  10022
                                           Telecopy No.:  212-223-6433
                                           Attention:  Jeffrey D. Zukerman, Esq.

                            If to Scanlan:

                                           Brian J. Scanlan
                                           c/o ZAI*NET Software, Inc.
                                           747 Third Avenue, 18th Floor
                                           New York, New York  10017
                                           Telecopy No.:  212-888-0691

                            With a copy to:

                                           Zukerman Gore & Brandeis, LLP
                                           900 Third Avenue
                                           New York, New York  10022
                                           Telecopy No.:  212-223-6433
                                           Attention:  Jeffrey D. Zukerman, Esq.

                            If to GFI Caminus:

                                           GFI Caminus LLC
                                           c/o GFI Energy Ventures LLC
                                           12121 Wilshire Boulevard, Suite 1375
                                           Los Angeles, California  90025
                                           Telecopy No.:  310-442-0540
                                           Attention:  Lawrence D. Gilson

                            With a copy to:

                                           Irell & Manella LLP
                                           333 South Hope Street, Suite 3300
                                           Los Angeles, California  90071
                                           Telecopy No.:  213-229-0515
                                           Attention:  Anthony T. Iler, Esq.

                            With a copy to:

                                           Oaktree Capital Management LLC
                                           550 South Hope Street, 22nd Floor
                                           Los Angeles, California  90071
                                           Telecopy No.:  213-614-0900
                                           Attention:  Christopher S. Brothers

       Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. If notice is given by telecopy, notice shall be deemed given when such notice is transmitted to the appropriate telecopy numbers specified in this Section 7.3. Notice by personal service shall be deemed given when received.

       7.4 EXPENSES. Each of the parties to this Agreement and to any of the Related Agreements shall bear its own expenses in connection herewith or therewith.

       7.5 GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by the laws of New York applicable to contracts executed and wholly performed therein, without giving effect to the conflict of laws provisions thereof. Each of the parties hereby consents to the jurisdiction of any state or federal court located within the New York and irrevocably agrees that all actions or proceedings relating to this Agreement shall be instituted and heard by the courts of such jurisdiction. Each party hereby waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court and to personal service of any and all process upon it, and consents to any such service of process made in the manner provided herein for the giving of notices under this Agreement.

       7.6 EXHIBITS AND SCHEDULES. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

       7.7 CAPTIONS. All section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

        7.8 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect; provided, however, that if such invalidity, illegality or unenforceability shall have material adverse effect on the transactions contemplated by this Agreement such that the intent of this Agreement will not be achieved, the aggrieved party which shall be materially and adversely affected thereby may terminate this Agreement and abandon the transactions contemplated hereby by giving notice to the other parties at any time prior to the Closing Date.

       7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts which together shall be one and the same instrument.

       7.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

       7.11 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

       7.12 NUMBER AND GENDER. Throughout this Agreement, as the context may require, the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; the singular tense and number includes the plural, and the plural tense and number includes the singular; the past tense includes the present, and the present tense includes the past; references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and periods of days, weeks or month mean calendar days, weeks or months.

       7.13 SCHEDULE OMISSIONS. The omission of an item from any Schedule annexed hereto shall not constitute a breach of any other representation and warranty in this Agreement if such item is disclosed in another Schedule annexed hereto, provided such disclosure reasonably identifies the item and its relevance to such other representation and warranty.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



                            ZAI*NET Software, L.P.

                            By:     /s/ Brian J. Scanlan
                                    --------------------------------------------

                            Name:   Brian J. Scanlan
                                    --------------------------------------------

                            Its:    General Partner
                                    --------------------------------------------


                            ZAI*NET Software, Inc.

                            By:     /s/ Brian J. Scanlan
                                    --------------------------------------------

                            Name:   Brian J. Scanlan
                                    --------------------------------------------

                            Its:    President
                                    --------------------------------------------

                            Brian J. Scanlan

                            /s/ Brian J. Scanlan
                           ----------------------------------------------------


                            GFI Caminus LLC

                            By:     /s/ Lawrence D. Gilson
                                    --------------------------------------------

                            Name:   Lawrence D. Gilson
                                    --------------------------------------------

                            Its:    President
                                    --------------------------------------------